Exhibit 10.1

CREDIT FACILITY AGREEMENT

Made at Bank of Ayudhya Public Company Limited
Talat Si Mum Muang Branch

THIS AGREEMENT is made on 20 August 2019 by and between:

(1)

FABRINET CO., LTD., a private limited company incorporated and existing under the laws of Thailand with its registered office located at 5/6 Moo 6 Khlong Nueng Sub-District, Khlong Luang District, Pathum Thani Province, Thailand (the “Customer”) of one part; and

(2)

BANK OF AYUDHYA PUBLIC COMPANY LIMITED, a public limited company incorporated and existing under the laws of Thailand with its registered office located at 1222 Rama III Road, Khwaeng Bangpongpang, Khet Yannawa, Bangkok, Thailand (the “Bank”) of the other part.

WHEREAS the Customer has been granted various type of credit facilities from the Bank. The Customer therefore agrees to enter into this Agreement with the Bank subject to the terms and conditions specified as follows:

1.	DETAILS OF THE FACILITY

1.1	The Facility

•

Purpose of the Facility: To use for the business of the Customer subject to the objectives of the Customer registered with the Department of Business Development, the Ministry of Commerce including to use as working capital or revolving credit in the business or any guarantee for the Customer’s business.

•	Drawdown Period / Availability Period: 10 (Ten) years

•

Total of the facility amount (“Facility Amount”): Baht 110,000,000.- (One Hundred Ten Million Baht) and USD 160,937,500.- (United States Dollar One Hundred Sixty Million Nine Hundred Thirty Seven Thousand Five Hundred)

1.2	The Facility, which has been granted to the Customer by the Bank, shall be, including but not limited to, each or any of the facilities, as the case may be, as follows:

1.2.1	Overdraft

1.2.2	Short Term Loans against Promissory Notes

1.2.3	Term Loans, including, but not limited to

(a)	Commercial Loans

(b)	Housing Loans

(c)	Personal Loans

1.2.4	Trade Credit Facilities, including, but not limited to

(a)	Letter of Credit

(b)	Domestic Letter of Credit

(c)	Trust Receipt

(d)	Shipping Guarantee

(e)	Packing Credit

(f)	Export Bills Purchase or Discount

1.2.5	Contingent Liability, including, but not limited to

(a)	Aval / Acceptance

(b)	Letter of Guarantee / Bank Guarantee

(c)	Stand-by Letter of Credit or Counter Guarantee

1.2.6	Domestic Bills Discount

(a)	Discounting Post-dated Commercial Cheques

(b)	Discounting Promissory Notes

(c)	Discounting Bank Aval Notes and Banker’s Acceptance

1.2.7	Foreign Exchange Contracts

1.2.8	Credit Statement Letter / Financial Support Letter

1.2.9	Government Credit Support

1.2.10	Financial Derivatives

1.2.11	Leasing / Hire Purchase

1.2.12	Factoring

1.2.13	Export Finance

1.2.14	Intraday Overdraft

1.2.15	Tax Card Discount

1.2.16	Effect Cheque

1.2.17	Other credit facilities (please specify)

Hereinafter collectively referred to as the “Facility” and that the drawdown of each or any of the Facility made before 11 February 2015 or the drawdown of each or any of the Facility, which will be made in the future, shall be deemed an integral part of this Agreement.

Remarks: The Customer agrees and acknowledges that Trade Finance and/or Contingent Liability, which the Customer had with the Bank before the execution date of this Agreement shall be deemed as one of the Facility under this Agreement.

1.3	The Customer has provided and agrees to provide the following types of collateral to the Bank in order to secure the payment of the Facility under this Agreement:

•

Guarantee: Corporate guarantee from Fabrinet with condition that 1) its Debt Service Coverage Ratio (DSCR) shall be ≥ 1.25 times and 2) its Debt to Equity Ratio (D/E) shall be ≤ 1.0 times; and in case of paying dividend, its Debt Service Coverage Ratio (DSCR) shall be ≥ 1.50 times.

•

Mortgage: Mortgage of lands and constructions on title deed no. 1645, 7132, 1634, 1635 and 1636 located at Khlong Nueng Sub-District, Khlong Luang District, Pathum Thani Province, owned by the Customer; and 2) title deed no. 54394 located at Khlong Kio Sub-District, Ban Bueng District, Chonburi Province owned by the Customer, as per details in related mortgage agreements.

•	Others: Assignment of insurance before the first date of drawdown of term loan granted by the Bank to the Customer

1.4

Interest rates, fees or any expenses relating to the drawdown of the Facility under this Agreement shall be in accordance with normal customary and common practice of the Bank and/or each type of loan or credit agreement, which the Customer entered with the Bank.

1.5	Reference Interest Rate

•

“Default Interest Rate” means the the maximum default interest rate charged by the Bank from time to time to its commercial borrowers/customers in accordance with applicable laws, including, the relevant notifications of the Bank.

1.6	Other conditions

The Customer agrees to utilize the letter of guarantee facility in the amount of not exceeding Baht 100,000,000 (One Hundred Million Baht) (the “L/G Facility”) on the following conditions:

1.6.1	The Customer shall utilize the L/G Facility (L/G utility only) to support working capital of the Customer as part of Baht 100,000,000 mixed line (P/N, L/G) facility.

For avoidance of doubt, utilization of the short term loan against promissory notes facility (P/N) are under the mixed line (P/N, L/G) facility and shall be subject to the terms and limit stipulated in relevant agreement documents provided that in any case and at any time, the aggregate utilization amount of L/G Facility and P/N shall not exceed Baht 100,000,000 (One Hundred Million Baht).

1.6.2	Prior to the utilization of the L/G Facility, the Customer agrees to provide the evidence that the Customer’s NCB is checked with good result before the setup of all facilities for the Customer.

1.6.3

Until all indebtedness of the Customer under the L/G Facility have been repaid in full, the Customer agrees that the loan to value (LTV) of the Customer shall be ≤ 65 (Sixty Five) % throughout the period of this Agreement.

2.	TERMS AND CONDITIONS RELATING TO THE UTILIZATION OF THE FACILITY

2.1	The utilization of the Facility under this Agreement shall be subject to the following terms and conditions:

(a)	type and credit limit of each loan or credit hereof shall be subject to the approval of the Bank on or after the execution date of this Agreement as the Bank may deem appropriate;

(b)	the Bank, at its sole discretion, has the right to separate the credit limit of each type of loans or credits only by notifying the Customer;

(c)

the Bank, at its sole discretion, has the right to increase or decrease the Facility Amount or the credit limit of each type of loans or credits under this Agreement and the Customer shall execute and deliver any document or evidence in a form and in substance satisfactory to the Bank, which shall be deemed as an integral part of this Agreement;

(d)

the Customer may request to utilize the Facility Amount under this Agreement either in Thai currency or foreign currency, as the Bank may deem appropriate, provided, however, that such currency shall, at any time, not exceed the total Facility Amount specified hereof;

(e)

the Customer shall comply with normal customary and common practice of the Bank including the terms and conditions for the procedures of drawdown as prescribed in each type of the loan or credit agreement entered with the Bank. In case there is no such terms and conditions, the Customer shall notify the Bank at least seven (7) days in advance with prior written notice before each drawdown.

(f)

The Customer must supply promptly to the Bank any documentation or other evidence which is reasonably requested by the Bank (whether for itself or on behalf of any prospective transferee) to enable the Bank or prospective transferee to carry out the duty of monitoring status of the Customer and be satisfied with the results of all applicable customer due diligence requirements.

2.2	In each drawdown, the Customer represents and warrants that:

(a)	no event of default is continuing under this Agreement and/or any other credit facility agreements, which the Customer entered with the Bank;

(b)	there is no events or circumstances, which have material adverse effect to the ability of the Customer to repay the debt under this Agreement;

(c)	the Customer has executed and delivered an application for loans or credits, documents, or any agreement for each type of loans or credits in a form and in substance satisfactory to the Bank;

(d)	the Customer has duly and fully provided a completed set of the required documents for drawdown in a form and in substance satisfactory to the Bank.

2.3

The Customer represents that the Customer shall comply with normal customary and common practice as well as the procedures of the Bank with respect to the utilization of the Facility and/or each type of loans or credits, which the Customer entered with the Bank. The Customer shall also comply with the laws, rules, regulations, orders or announcements of the Bank of Thailand or the relevant government authorities whether at present or in the future.

2.4

The Customer agrees and consents that the Bank has, at its sole discretion, the right to increase, decrease, suspend, or cancel the Facility Amount or amend the terms and conditions of the Facility of this Agreement and/or the credit limit of each type of loans or credits specified under this Agreement, without having to notify the Customer and that the Customer agrees not to make any claim or dispute against the Bank. In case that the Bank has exercised its right to cancel any loans or credits, the Customer agrees to pay the outstanding amount of such loan or credit, which has been cancelled, to the Bank in full immediately.

2.5

In case that any performance or obligations of the Bank under this Agreement or any loans or credits granted by the Bank is conflict or contrary to the laws, rules and regulations of the Bank of Thailand, the Bank shall have the right to suspend the unutilized Facility Amount and/or notify the Customer to repay all the utilized Facility Amount to the Bank within the specified period as reasonably determined and specified in the notice to be sent to the Customer and/or act any appropriate proceedings as reasonably determined and permissible by laws.

2.6

In case that the Customer has utilized any type of loans or credits with the Bank prior to the execution date of this Agreement and still has an outstanding amount according to such loans or credits with the Bank, the Customer agrees that such agreement, application for loans or credits, obligations and/or such agreement, document or evidence for drawdown of loans or credits or such security agreement including the outstanding debts shall be deemed as an integral part of this Agreement.

2.7

The Customer agrees and accepts that any agreement, utilization request for loan, obligations and/or agreement, document or evidence for drawdown of loans or credits as mentioned in Clause 1.2 hereof and any debt arising from the drawdown of such loans or credits shall be deemed an integral part of this Agreement.

3.	INTERESTS, FEES AND EXEPENSES

3.1

The Customer agrees to pay the interests, fees and any expenses in relation to the drawdown of the Facility of this Agreement in accordance with the normal customary and common practice as well as the procedures of the Bank and/or each type of loans or credits, which the Customer entered with the Bank.

3.2

In case that the Customer fails to pay the interests for a period of not less than one (1) year regardless of whether there is a notice sent to the Customer by the Bank, the Customer agrees and consents that the Bank is entitled to add such overdue interest on the outstanding principal immediately and that the Customer agrees to pay such outstanding principal with overdue interest to the Bank.

4.	DEFAULT AND CONSEQUENCES OF DEFAULT

4.1	In case that there is an occurrence of each or any of the following events, it shall be deemed that the Customer is in default or breach of this Agreement:

(a)	the Customer breaches any provisions of this Agreement and/or breaches any credit facility agreement entered with the Bank;

(b)

the Customer provided any information or details, which are false statement, to the Bank, and such information and details are significant and have an adverse effect in terms of the approval of the Bank for granting the Facility to the Customer;

(c)

the Customer ceases or dissolves its business or becomes insolvent or has been administrated or its business is in rehabilitation proceedings or is in death or has been ordered by the court to be incompetent or quasi-incompetent person;

(d)

the Customer has been in execution proceedings or its assets has been seized, attached or distressed according to the court judgment or any other laws or has been sued to the court which, in the opinion of the Bank, shall affect the capability of the Customer in performing its duties and obligations of this Agreement or any credit facility agreement entered with the Bank;

(e)

the value and creditability of the collateral, which the Customer provided to the Bank under this Agreement, or any credit facility agreement, which the Customer entered with the Bank, has been depreciated or such collateral has been, seized, attached or distressed by any third person, or the Bank is unable to enforce such collateral;

(f)

there is any significant event which, in the opinion of the Bank, is reasonably likely to have a material adverse effect to the business of the Customer or the ability of the Customer to repay the debt under this Agreement.

In case of any event of default or breach of the Agreement as mentioned above and the Customer fails to remedy such event if capable within 30 (thirty) days after becoming known of such occurrences, the Customer agrees that it shall be deemed to be default or breach of this Agreement and therefore consents the Bank, at its sole discretion, to proceed or act any of the followings:

(a)

reserve or separate any type of loans or credits, which the Customer entered with the Bank, in whole or in part, in order for the Bank to bring any outstanding amount from other type of loans or credits including interests, compensations and liabilities, which are accessory to the obligations, to record as the total outstanding amount in such reserved loans or credits so that it will become the outstanding amount owed by the Customer to the Bank under this Agreement. Any document or evidence prepared by the Bank in whatever forms shall be deemed an integral part of this Agreement; and/or

(b)	suspend or cancel the unutilized Facility Amount; and/or

(c)

terminate this Agreement or any credit agreement, which the Customer entered with the Bank, and demand the Customer to pay within 7 (seven) days the outstanding amount in full under this Agreement or the credit facility agreement which the Customer entered with the Bank including may enforce either wholly or partially on the rights of the collateral provided by the Customer to the Bank under this Agreement or any credit facility agreement entered with the Bank.

Provided, however, that the termination of this Agreement as mentioned above shall not affect the cancellation or wiping out any right of claim or demand of the Bank and also liabilities and obligations of the Customer for any damage, fine, expense and any monies specified in this Agreement or the credit facility agreement, which the Customer entered with the Bank or the Customer is required to pay by laws.

4.2

In case that the Customer fails to pay any amount payable by it under this Agreement, the Customer consents that the Bank has the right to calculate and collect from the Customer the interests on the overdue amount at the Default Interest Rate commencing from the date of default until the Bank shall have been paid under this Agreement in full or until the Customer shall have resolved or remedied the event of such default or breach to the satisfactory of the Bank.

5.	MISCELLANEOUS

5.1

The Bank is entitled to set-off any debt of the Customer under this Agreement with the outstanding amount owed by the Bank to the Customer without notifying the Customer in advance regardless of whether such debt becomes due and payable or it is under conditions or time of commencement or ending, or required to send a notice of repayment or not. Once it is set-off, the Bank shall notify the Customer in accordance with the criteria specified hereof and if the debts of the Bank and the debts of the Customer are different currencies, the Bank has the right to convert such debts according to the foreign exchange rate in the market and in accordance with the set-off procedures of the Bank.

5.2

The Customer agrees and acknowledges that the assets or collateral, which the Customer provided to the Bank, the Bank shall, at any time, in the opinion of the Bank, have the right to appraise the value of such assets or collateral. The Customer shall be solely responsible for any expenses thereof.

5.3

In case the Bank considers that the collateral or guarantor under this Agreement is not sufficient to secure the debts or shall be unenforceable, the Bank has the right to notify the Customer to provide additional collateral or guarantor. In such case, the Customer shall proceed as notified by the Bank accordingly.

5.4	Any change, amendment or modification on any provisions of this Agreement shall only be made in writing with the mutual consents of the Customer and the Bank.

5.5

The Customer agrees and consents that the Bank has the right to disclose any information and details of the Customer under this Agreement, security agreement or any documents relating to this Agreement to its successors or assignees.

5.6

The Customer shall not be able to transfer or assign any rights and obligations under this Agreement unless receiving the prior written consent of the Bank, provided, however, that, the Customer agrees and consents that the Bank may transfer or assign any rights and obligations under this Agreement to any third party as the Bank may deem appropriate.

5.7

Any waiver by the Bank in exercising any right as a result of the default and/or breach of this Agreement by the Customer shall operate as a waiver for that specific case only. The Customer shall not claim and consider that such waiver will be applicable to the default or breach in any other cases.

5.8

If any terms or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect, and such invalid, illegal or unenforceable terms and provisions shall be deemed not to be part of this Agreement.

5.9	Any agreement, application for loans or credits, document, evidence, which the Customer entered with the Bank under this Agreement shall be deemed an integral part of this Agreement.

5.10

The Customer agrees and acknowledges that any drawdown made under this Agreement shall be in accordance with the normal customary and common practice of the Bank as long as it is not conflict or contrary to the provisions of this Agreement and shall be subject to the rules and regulations of drawdown for each type of the loans or credits, which the Customer has entered with the Bank.

5.11

Any notice, letter, demand or other mean of communication to be given hereunder to the Customer, either sent by registered mail, certified mail or by hand, if sent to the address of the Customer specified in this Agreement, it shall be deemed to have duly received by the Customer regardless of whether there is recipient or not. If it is however unable to be sent due to the change of address or it is demolished without notifying the Bank in writing by the Customer or unable to be sent because such address cannot be found by the Bank, it shall be deemed that the Customer shall have duly received such notice, letter, demand or such other mean of communication of the Bank.

5.12	This Agreement shall be governed by and construed in accordance with the law of Thailand.

IN WITNESS WHEREOF Both Parties have read and understood the contents of this Agreement thoroughly and therefore sign their names and affix the company’s seal (if any) before the witnesses hereunder on the date, month and year first above written.

FABRINET CO., LTD.

Signed	/s/ Karnjana Srisukho	Customer
(	Mrs. Karnjana Srisukho	)

Signed	/s/ Panpijit Srisuwatcharee	Witness
(	Panpijit Srisuwatcharee	)

Signed	/s/ Vana-Orn Daranond	Witness
(	Vana-Orn Daranond	)